Exhibit 10.1 Page 5

                                  EXHIBIT 10.1

                         [LETTERHEAD OF FAS GROUP, INC.]

July  4,  1998


Mr.  L.  Mychal  Jefferson,  II
President  and  CEO
United  Sates  Refining  &  Petrochemicals,  Inc.
Chase  Tower
600  Travis,  Suite  6500
Houston,  Texas  77002

Re:     Proposed  exchange  of  Preferred  Stock

Dear  Mr.  Jefferson:

     The purpose of this letter of agreement (the "Letter of Agreement") is to confirm our respective understandings and agreements in principle as well as certain binding agreements with respect to the proposed exchange of capital stock (the "Shares") to be issued by your company ("US Refining") for Class A Convertible Preferred Stock (the "Preferred Stock") issued by FAS Group, Inc., a Delaware corporation ("Holding Company").

I. PRINCIPAL RELEVANT FACTS. The following are relevant to the proposed sale and purchase (the "Transaction").

     A. Holding Company is incorporated under the laws of the State of Delaware and upon consummation of the Transaction (the "Closing") will have authority to issue common stock ("Holding Company Common Stock"), and preferred stock ("Holding Company Preferred Stock") each having a par value of $.001.

     B. Holding Company presently intends to cause Holding Company Common Stock to be publicly owned by means of a merger ("Merger") with Executive Wealth Management Services, Inc. ("EWMS") as soon as possible. Holding Company expects the total market value ("Market Capitalization") of its outstanding Holding Company Common Stock to be in the range of $100,000,000, but cannot be assured that Holding Company Common Stock will be publicly traded and, if so, at any specific price.

     C.     The  Shares  will  be  duly  authorized  and issued US Refining; and

          (i) US Refining is authorized to execute this Letter of Agreement and this Letter of Agreement is binding upon US Refining in accordance with its terms.

          (ii) The Shares will be a newly created class of preferred stock convertible into 2 million shares of common stock of US Refining.

          (iii) The average daily closing bid price of the Shares for the 10 trading days immediately prior to the Closing will be approximately $4 million ("Closing Value").

     D. US Refining has furnished a representative of Holding Company with full financial and regulatory compliance information with respect to the Shares for its analysis and to formulate the terms and conditions of this Letter of Agreement.

     E. Holding Company has furnished a representative of US Refining with a business plan and material information about the present business and future business prospects of Holding Company for analysis by US Refining and to formulate the terms and conditions of this Letter of Agreement.

     F. US Refining and Holding Company, acting through their respective duly authorized representatives, desire to enter into this Letter of Agreement to express certain binding agreements as well as understandings which are subject to being set forth in the definitive agreements to be executed by US Refining and Holding Company at the Closing after approval by the Board of Directors of Holding Company and US Refining respectively.

II.     TIME  SCHEDULE

     This Letter of Agreement confirms our respective understandings and agreements in principle to consummate the Transaction within five (5) days after consummation of the achievement of the conditions to Closing, subject to suitable results of due diligence examinations, required director, votes and other requirements of applicable law. It is anticipated that, in any event, the Closing will occur no later than 30 business days after the date of this Letter of Agreement.

III.     THE  EXCHANGE

     In exchange for Shares, Holding Company will issue to US Refining one share of Class A Convertible Preferred Stock for each $10 of Closing Value with the following principal characteristics:

     Title:  Class  A  Convertible  Preferred  Stock.
     ------

     Dividends:  Five  days  after the end of each calendar quarter, in arrears,
     ---------
in  an  amount  equal  to  0.5%  of the liquidation preference fully cumulative.

Liquidation  Preference:  The  Closing Value, which is the average daily closing
------------------------
bid price of the Shares for the 10 trading days immediately prior to the Closing.

     Conversion.  The Preferred Stock is convertible, in whole, but not in part,
     ----------
into 795,000 shares of Holding Company Common Stock with the customary anti-dilution provisions.

Redemption:  Any  redemption  of  the  Preferred  Stock,  whether  voluntary  or
----------
mandatory,  shall  be  payable  in  cash  in  an amount equal to the Liquidation
-------
Preference  or by delivery of the Shares, unencumbered and properly endorsed for
------
transfer.

Redemption at Option of Company:  At the Holding Company's option, the Preferred
--------------------------------
Stock is redeemable provided the daily closing bid price of Holding Company Common Stock for the 15 consecutive trading days immediately prior to the redemption date is equal to a Market Capitalization of more than $50 million.

     Registration  Rights.  Unless sooner registered, Holding Company will agree
     --------------------
to file a shelf registration statement covering all of the Common Stock of the company issued or issuable in conversion of the Preferred Stock and cause the registration statement to become effective not later than the date the Preferred Stock is first eligible for conversion.

Ranking.  The  Preferred Stock will rank senior to all presently outstanding and
-------
future issues of any Holding Company Common Stock but junior to any future issues of Holding Company Preferred Stock.

The Shares will consist of Preferred Stock with the following principal characteristics:

     Title:  Class  A  Convertible  Preferred  Stock.
     ------

     Dividends:  Five  days  after the end of each calendar quarter, in arrears,
     ---------
in  an  amount  equal  to  0.5%  of  the  liquidation  preference.

Liquidation  Preference:  The Closing Value, which the average daily closing bid
------------------------
price  of  the  Shares for the 10 trading days immediately prior to the Closing.

     Conversion.  All  of  the  Preferred Stock is convertible into shares of US
     ----------
Refining Common Stock with an aggregate market value, at the time of conversion, of $4 million based on the average closing sale price for the prior 30 trading days.

Redemption:  Any redemption of the Shares, whether voluntary or mandatory, shall
----------
be  payable  in  cash  in  an  amount  equal  to  the  Liquidation  Preference.

Redemption  at  Option of Company:  At the option of US Refining, the Shares are
----------------------------------
redeemable provided the daily closing bid price of Holding Company Common Stock for the 15 consecutive trading days immediately prior to the redemption date is in excess of $4.00.

     Registration  Rights.  Unless  sooner registered, US Refining will agree to
     --------------------
file a shelf registration statement covering all of the Common Stock of US Refining issued or issuable in conversion of the Shares and cause the registration statement to become effective not later than the date the Preferred Stock is first eligible for conversion.

Ranking.  The  Preferred Stock will rank senior to all presently outstanding and
-------
future issues of any US Refining Common Stock but junior to any future issues of Holding Company Preferred Stock.

IV.     EXAMINATION  OF  THE  ISSUER  OF  THE  STOCK

     Following the execution of this Letter of Agreement, until the Transaction is consummated or negotiations with respect thereto are terminated, US Refining will provide to the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of Holding Company working on the Transaction as well as lenders, investors and prospective lenders and investors of Holding Company with such additional financial and operating data and other information about the issuer of the Shares with respect to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects as they from time to time may request.

     Holding Company shall insure that all confidential information which Holding Company or any of its officers, directors, employees, counsel, agents, investment bankers, accountants, lenders, investors or prospective lenders or investors may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of US Refining, shall not be published, disclosed, or made assessable by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of US Refining; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Letter of Agreement, (c) to the extent such information shall have otherwise become publicly available, or (d) to disclosure by or on its behalf to lenders or investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Transaction. Each party shall, and shall cause all of such other persons and entities who received confidential data from it, to deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the Transaction are terminated.

V.     OTHER  MATTERS

     A. Documentation. By way of illustration and not limitation, the parties expect that documents executed at Closing (the "Closing Documents"), shall contain clauses and other agreements which shall be hereafter agreed upon including:

          (i) Assurances that no activities of the parties would, in the reasonable opinion of counsel, result in rights of rescission or other claims under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state blue sky laws, applicable state corporate laws, and similar laws; and similar assurances that the Transaction shall not give rise to dissenter's rights, rights of appraisal escrow or lock-up requirements; minority shareholder or partner derivative actions, and similar rights and remedies;

          (ii) That all the Shares covered by the Transaction can and will be conveyed free and clear of any liens, claims or encumbrances, either direct, indirect or contingent, except as contemplated by this Letter of Agreement.

          (iii) Representations and warranties by US Refining and Holding Company as to the adequacy and accuracy of materials furnished, corporate authority and related matters which shall survive the Closing;

          (iv)     Any  necessary  consents;

          (v) Suitable officers' certificates, agreements with finders, and similar matters; and

          (vi) Opinions of counsel covering issuance of the Class A Convertible Preferred Stock, appropriate exemptions from registration, corporate authority and good standing, and similar corporate matters.

     B. Public Statements. Neither US Refining nor Holding Company shall release any information concerning this Letter of Agreement or the transactions contemplated by this Letter of Agreement which is intended for or may result in public dissemination thereof without first furnishing drafts of all documents or proposed oral statements to the other party for comments and shall not release any information without the written consent of the other party. Nothing contained in this paragraph shall prohibit either party from releasing any information to any governmental authority if required to do so by law.

     C. No Solicitation. During the pendency of this Letter of Agreement, US Refining will not, and will use his best efforts to ensure that its employees will not, directly or indirectly, solicit or initiate discussions or negotiations with or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Holding Company, any of its affiliates or associates or any of their respective officers, employees or other authorized representatives) (a "Third Party") concerning any transaction that would result in a sale or other disposition by US Refining of all or any part of the Shares.

     D. Cooperation. The parties will cause their respective officers, employees, counsel, agents, investment bankers, accountants, and other representatives working on the Transaction to cooperate with each other with respect to the Transaction until the Transaction is consummated or negotiations with respect thereto are terminated.

     E. Binding Effect. It is understood that this Letter of Agreement is intended to be binding subject to the conditions contained herein and the parties agree to proceed in good faith to work out the details of the Transaction. In any event, the obligations contained in Section IV and the last sentence of this subparagraph E of Section V shall continue to be binding in the event negotiations with respect to the Transaction are terminated. This Letter of Agreement may not be assigned by either of the parties hereto. Neither party shall be responsible for any of the other's expenses in connection with the negotiations, documents or other actions contemplated hereby.

     If this letter accurately reflects our understanding, please so indicate by signing the original and duplicate of this letter, and returning a fully executed copy to me no later than the close of business on July 2, 1998 so that we can promptly commence work on the formal documents relating to the Transaction.

FAS  GROUP,  INC.



By:/s/Jack  A.  Alexander
   ----------------------
       Jack  A.  Alexander,  Chairman  and  CEO


Accepted  and  agreed  this  4th  day  of  July,  1998.

UNITED  SATES  REFINING  &  PETROCHEMICALS,  INC.



By:/s/L.  Mychal  Jefferson,  II
   -----------------------------
       L.  Mychal  Jefferson,  II,  President  and  CEO


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